PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 4, 1999)

                                  $300,000,000

                                [WACHOVIA LOGO]

                              Wachovia Corporation

                Subordinated Floating Rate Notes due May 2, 2005

                               ----------------

   The Subordinated Floating Rate Notes of Wachovia Corporation will mature on May 2, 2005. Interest on the Notes is payable quarterly in arrears on February 1, May 1, August 1 and November 1, beginning May 1, 2000. The Notes will be redeemable in whole or in part at the option of Wachovia on any interest payment date beginning August 1, 2000, at 100% of the principal amount plus accrued interest, as set forth under "Description of the Notes--Redemption" on page S-11 of this prospectus supplement. The Notes will not be subject to any sinking fund.

                               ----------------

                                                          Per Note    Total
                                                          -------- ------------
      Public offering price(1)........................... 100.000% $300,000,000
      Underwriting discount..............................    .133%     $400,000
      Proceeds, before expenses, to Wachovia
       Corporation(1)....................................  99.867% $299,600,000

     (1)Plus accrued interest from March 29, 2000, if settlement occurs after that date.

                               ----------------

   The Notes are unsecured obligations of Wachovia Corporation. They are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of Wachovia Corporation and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes, in book-entry form only, to purchasers through The Depository Trust Company on or about March 29, 2000.

                               ----------------

Lehman Brothers                                        Wachovia Securities, Inc.

                               ----------------

           The date of this prospectus supplement is March 22, 2000.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the prospectus. This prospectus supplement and the prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the prospectus and in the documents referred to in this prospectus supplement and the prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe for and purchase, any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

                                 --------------

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page
                                                                            ----

Wachovia  Corporation....................................................... S-3
Incorporation by Reference.................................................. S-7
Consolidated Ratio of Earnings to Fixed Charges............................. S-9
Use of Proceeds............................................................. S-9
Description of the Notes.................................................... S-9
Underwriting................................................................S-12
Legal Matters...............................................................S-13


                                   Prospectus

                                                                            Page
                                                                            ----

About this Prospectus.......................................................   2
Where You Can Find More Information.........................................   3
Wachovia Corporation........................................................   4
Consolidated Ratio of Earnings to Fixed Charges.............................   5
Use of Proceeds.............................................................   5
Description of Debt Securities..............................................   5
Plan of Distribution........................................................  15
Experts.....................................................................  16
Legal Matters...............................................................  16

                                 --------------

                              WACHOVIA CORPORATION


Background

     Wachovia Corporation is a financial holding company serving regional, national and international markets and maintains dual headquarters in Winston-Salem, North Carolina and Atlanta, Georgia. At December 31, 1999, Wachovia and its consolidated subsidiaries had total assets of $67.353 billion, deposits of $41.786 billion, and a market capitalization of $13.723 billion. At December 31, 1999, Wachovia ranked 16th based on both its consolidated asset size and on its market capitalization among domestic U.S. banking companies Wachovia's common stock is traded on the New York Stock Exchange under the symbol WB. Wachovia's executive offices are located at 100 North Main Street, Winston-Salem, North Carolina 27101 and 191 Peachtree Street, N.E., Atlanta, Georgia 30303, and its telephone numbers are (336) 770-5000 and (404) 332-5000.

     Wachovia's principal banking subsidiaries are Wachovia Bank, National Association ("Wachovia Bank"), and The First National Bank of Atlanta. Wachovia Bank is a national banking association headquartered in Winston-Salem, North Carolina and operates banking offices in North Carolina, South Carolina, Georgia, Virginia, and Florida. The First National Bank of Atlanta is a national banking association headquartered in Atlanta, Georgia and provides credit card services nationwide under the name "Wachovia Bank Card Services."

     Through its various subsidiaries, Wachovia offers credit and deposit services, insurance, investment and trust products, capital markets, wealth management, securities brokerage, and information services to consumers, primarily in the Southeast, and to both domestic and foreign corporations. Wachovia provides consumer products and services through, as of December 31, 1999, a network of 712 retail branches and 1,355 ATMs, as well as through Wachovia On-Call telephone banking, automated Phone Access and internet-based investing and banking at www.wachovia.com. Wachovia provides global solutions to corporate clients through locations in Chicago, London, New York and Sao Paulo, through representative offices in Hong Kong and Tokyo, and through worldwide strategic alliances.

Supervision and Regulation

General

     Wachovia and its bank subsidiaries are subject to an extensive system of banking laws and regulations that are intended primarily for the protection of customers and depositors. These laws and regulations govern such areas as permissible activities, reserves, loans and investments, and rates of interest that can be charged on loans. Similarly, Wachovia's subsidiaries engaged in investment advisory and other securities related activities are subject to various U.S. federal and state laws and regulations that are intended to benefit clients of investment advisors and shareholders in mutual funds. In addition, Wachovia and its subsidiaries are subject to general U.S. federal laws and regulations and to the laws and regulations of the states or countries in which they conduct their businesses. Described below are the material elements of selected laws and regulations applicable to Wachovia and its subsidiaries. The descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations described.

Financial Modernization Legislation:  The Gramm-Leach Bliley Act

     On November 12, 1999, the President signed the Gramm-Leach-Bliley Act ("GLB") into law. Effective as of March 11, 2000, GLB:

     o allows bank holding companies meeting management, capital and Community Reinvestment Act ("CRA") standards to engage in a substantially broader range of nonbanking activities than was previously permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies;

     o allows insurers and other financial services companies to acquire banks;

     o removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and

     o establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

For a bank holding company to engage in the broader range of activities that are permitted by GLB,

     o all of its depository institutions must be well capitalized and well managed and

     o it must file a declaration with the Board of Governors of the Federal Reserve System (Federal Reserve Board or FRB) that it elects to be a "financial holding company."

In addition, to commence any new activity permitted by GLB and to acquire any company engaged in any new activities permitted by GLB, each insured depository institution of the financial holding company must have received at least a "satisfactory" rating in its most recent examination under the CRA. Effective March 13, 2000, Wachovia became a financial holding company.

     GLB also modified laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including Wachovia, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to "opt out" of the disclosure.

Regulated Entities

     Financial Holding Company. As a financial holding company, Wachovia is regulated under the Bank Holding Company Act of 1956, as amended by GLB, and is subject to the supervision of the Federal Reserve Board. Wachovia also is a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and is subject to the supervision of the Office of Thrift Supervision (OTS).

     In general, the BHC Act limits the business of bank holding companies that are financial holding companies to banking, managing or controlling banks, performing certain servicing activities for subsidiaries, and as a result of GLB amendments, engaging in any activity, or acquiring and retaining the shares of any company engaged in any activity, that is either

     o financial in nature or incidental to such financial activity (as determined by the Federal Reserve Board in consultation with the Office of the Comptroller of the Currency) or

     o complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally (as solely determined by the Federal Reserve Board).

Activities that are financial in nature include activities that the Federal Reserve Board had determined, by order or regulation in effect prior to the enactment of GLB, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Bank Subsidiaries. As federally insured national banks, Wachovia Bank, National Association ("Wachovia Bank") and The First National Bank of Atlanta ("FNBA") are subject to supervision and examination by the OCC and the Federal Deposit Insurance Corporation ("FDIC"). Atlantic Savings Bank F.S.B. ("Atlantic") is a federally insured savings bank and is subject to supervision and examination by the FDIC and the OTS.

OFFITBANK is a trust company chartered under New York Banking Law and is subject to supervision and examination by the New York State Banking Department.

     Nonbank Subsidiaries. Wachovia's nonbank subsidiaries engaged in securities-related activities are regulated by the Securities and Exchange Commission. Wachovia Securities, Inc. and CapTrust Financial

Advisors, LLC. conduct brokerage operations and engage in securities activities. Both subsidiaries act as broker-dealers for the sale of shares of mutual funds, including the Wachovia Funds family of mutual funds. Mecklenburg Securities, Inc. acts as a limited broker-dealer in variable life insurance and variable annuity products. Wachovia Securities, Inc., CapTrust Financial Advisors, LLC and Mecklenburg Securities, Inc. are registered broker-dealers and members of the National Association of Securities Dealers, Inc., a securities industry self-regulatory organization. During 1999, Wachovia Investments, Inc. also acted as a broker-dealer by engaging in brokerage operations and in securities activities. On February 11, 2000, Wachovia Investments, Inc. was merged into Wachovia Securities, Inc.

     Investment Advisors and Investment Companies. Certain of Wachovia's subsidiaries are registered investment advisors under the Investment Advisors Act of 1940 and, as such, are supervised by the SEC. They also are subject to various U.S. federal and state laws and regulations and to the laws of any other countries in which they conduct business. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business due to failure to comply with such laws and regulations. The possible sanctions that may be imposed for violations of these laws and regulations include the suspension of individual employees, limitations on engaging in business for specific periods, the revocation of the registration as an investment advisor, censures and fines. Each investment company (as defined in the Investment Company Act of 1940) which is advised by a subsidiary of Wachovia, including the Wachovia Funds and OFFITBANK families of mutual funds, is registered with the SEC.

     MSRB and CFTC. Certain of Wachovia's public finance activities are regulated by the Municipal Securities Rulemaking Board. Wachovia Securities, Inc. and certain of Wachovia's other subsidiaries are registered with the Commodity Futures Trading Commission ("CFTC") and are subject to CFTC regulation.

Payment of Dividends and Other Restrictions

     Wachovia is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations on the extent to which Wachovia's subsidiaries, including its bank and savings and loan subsidiaries, can finance or otherwise supply funds to Wachovia.

     The principal source of Wachovia's cash revenues is dividends from its subsidiaries, and there are certain legal restrictions under federal and state law on the payment of dividends by such subsidiaries. The amount of dividends that may be paid by Wachovia Bank and FNBA without regulatory approval is limited to the lesser of

     o its net profits for the current year combined with its retained net profits for the preceding two calendar years or

     o    its cumulative undivided profits.

The relevant regulatory agencies also have authority to prohibit a bank holding company, which would include Wachovia, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound practice. Under applicable law, as a savings bank, Atlantic must give the OTS 30 days prior notice of any proposed payment of dividends.

Wachovia Bank and FNBA and their respective subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, Wachovia and its other subsidiaries. Furthermore, loans and extensions of credit also are subject to various collateral requirements.

Capital Adequacy

     The federal bank regulatory agencies have adopted minimum risk-based and leverage capital guidelines for U.S. banking organizations. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier I capital. The minimum required leverage capital ratio (Tier I capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating.

     Failure to meet capital guidelines can subject a banking organization to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     Federal banking statutes establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be under capitalized. Adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, while undercapitalized institutions may not accept, renew or rollover brokered deposits.

     An undercapitalized depository institution also is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business and borrowing from the Federal Reserve System. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that (i) is based on realistic assumptions and (ii) is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

Support of Subsidiary Banks

     Under Federal Reserve Board policy, Wachovia is expected to act as a source of financial strength to, and to commit resources to support its banking subsidiaries. This support may be required at times when, absent such

FRB policy, Wachovia may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority in payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC insured depository institution "in danger of default." Default is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly controlled depository institutions.

FDIC Insurance Assessments

     All of the deposits of Wachovia's bank and thrift subsidiaries are subject to FDIC deposit insurance assessments. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") and to impose special additional assessments. The FDIC applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the BIF or SAIF, as applicable. The current FDIC premium schedule for the SAIF and the BIF ranges from 0% to 0.27%.

Community Reinvestment Act

     The Community Reinvestment Act requires banks to help serve the credit needs in their communities, including credit to low and moderate income individuals and geographies. Should Wachovia or its bank subsidiaries fail to adequately serve the community, there are penalties which might be imposed, including denials to expand branches, relocate, add subsidiaries and affiliates, expand into new financial activities and merge with or purchase other financial institutions.

Legislative Initiatives

     Various legislative initiatives are from time to time introduced in Congress. Wachovia cannot determine the ultimate effect that any such potential legislation, if enacted, would have upon its financial condition or operations.

                           INCORPORATION BY REFERENCE

     We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that we are offering by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Wachovia and the securities offered hereby, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A., and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, U.S.A., and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661, U.S.A. For further information on the operation of the Public Reference room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005, U.S.A.

     The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information in documents that we file after the dates of this prospectus supplement and the prospectus and before the termination of the offering contemplated by this prospectus supplement and the prospectus will automatically update and supersede information in this prospectus supplement and the prospectus.

     We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999 and Current Reports on Form 8-K dated January 14, 1999 and May 13, 1999, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by this prospectus supplement and the accompanying prospectus.

     We will provide without charge, upon written or oral request, to each person to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. Such requests should be directed to Wachovia Corporation, 100 North Main Street, Winston-Salem, North Carolina 27101,
Attention: Secretary. Telephone requests may be directed to (336) 770-5000.

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Wachovia's industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to, changes in the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, Congressional legislation and similar matters. We caution you not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events and which reflect our management's view only as of the date of this prospectus supplement or the accompanying prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus supplement or the accompanying prospectus, or to reflect the occurrence of unanticipated events.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


     The following unaudited table presents the consolidated ratio of earnings to fixed charges of Wachovia for the periods indicated. The consolidated ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both including and excluding interest on deposits), and the portion of net rental expense which is deemed to be equivalent to interest on long-term debt. Interest expense (other than on deposits) includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

                                             Year Ended December 31,
                                      -------------------------------------
                                      1999    1998    1997    1996    1995


Including interest on deposits .....  1.69x   1.56x   1.40x   1.52x   1.50x
Excluding interest on deposits .....  2.61x   2.33x   1.98x   2.22x   2.15x

                                 USE OF PROCEEDS

     We will use the estimated net proceeds from the sale of the Notes (as set forth opposite "Proceeds, before expenses, to Wachovia Corporation" on the cover page of this prospectus supplement) for general corporate purposes, principally to fund investments in, or extensions of credit to, our banking and nonbanking subsidiaries. We also may use such net proceeds to allow our subsidiaries to repay borrowings incurred by such subsidiaries. Specific allocations of the proceeds to such purposes have not been made at the date of this prospectus supplement, although our management has determined that funds should be borrowed at this time in anticipation of future funding or capital requirements of our subsidiaries. The precise amount and timing of investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to us and our subsidiaries. In addition to the foregoing, we also may use a portion of the net proceeds to fund possible acquisitions if suitable opportunities develop in the future. Based upon anticipated future financing requirements, we expect that we will, from time to time, engage in additional financings of a character and in amounts to be determined.

                            DESCRIPTION OF THE NOTES

     You should read the information in this section in conjunction with the statements under "Description of Debt Securities" beginning on page 5 of the accompanying prospectus. If this summary of the terms of the Notes differs in any way from the "Description of Debt Securities" in the prospectus, you should rely on this summary.

General

     The Notes mature on May 2, 2005. The initial aggregate principal amount of the Notes is $300,000,000. The Notes will bear interest at a variable annual rate equal to LIBOR (as defined under "Interest Rate Determination" below) plus
 .55% on the principal amount thereof.

     The Notes:

     o will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000;

     o will be issued pursuant to an indenture dated July 15, 1998 (referred to as the "Subordinated Indenture" in the accompanying prospectus) between Wachovia and The Chase Manhattan Bank, as trustee (referred to as the "Subordinated Trustee" in the accompanying prospectus), and will represent a new and separate series of Subordinated Securities (as that term is used in the accompanying prospectus) under that indenture;

     o are redeemable before maturity, as set forth on page S-11 of this prospectus supplement under "-- Redemption";

     o    are not subject to any sinking fund;

     o will be represented by one or more global certificates in fully registered form, and except in certain limited circumstances, will not be issued in individual certificated form (if the Notes are issued in individual certificated form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements);

     o    represent unsecured and subordinated debt;

     o    will be repaid at par at maturity; and

     o will rank pari passu with Wachovia's other unsecured and subordinated debt.

     Interest:

     o is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning May 1, 2000, to the person in whose name each Note is registered at the close of business on the business day immediately before that interest payment date or, if the Notes are no longer in book-entry form, the fifteenth day (whether or not a business day) of the month immediately before the month in which the relevant interest payment date occurs;

     o will be calculated for any period on the basis of the actual number of days elapsed in that period and a year of 360-days; and

     o payments begin on May 1, 2000 and interest will begin to accrue from March 29, 2000.

     We will deliver to the trustee, annually, an officers' certificate as to the existence or absence of defaults under the indenture. We may, without the consent of the holders of the Notes, issue additional securities having the same ranking and the same interest rate, maturity and other terms as the Notes.

Interest Rate Determination

     The interest period with respect to the Notes is each successive period from and including an interest payment date (or the date of original issuance, in the case of the initial interest period) to but excluding the next interest payment date (or the final maturity of the Notes, in the case of the interest period commencing February 1, 2005). If an interest payment date would not be a business day, then that interest payment date and the first day of the next interest period will be the next business day, except if that business day is in the next calendar month, that interest payment date and the first day of the next interest period will be the immediately preceding business day. The term "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York or Winston-Salem, North Carolina are authorized or required by law to close.

     The Chase Manhattan Bank, as calculation agent, will calculate the interest rate for each quarterly interest period based on LIBOR determined as of two London business days (defined as any day, other than a Saturday or

Sunday, on which banks are open for business in London) prior to the first day of that interest period. Each such day is referred to as a determination date.

     "LIBOR" means, with respect to a quarterly interest period relating to an interest payment date (in the following order of priority):

     o the rate (expressed as a percentage per year) for Eurodollar deposits having a three-month maturity that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the related determination date;

     o if that rate does not appear on Telerate Page 3750 as of 11:00 a.m. (London time) on the related determination date, LIBOR will be the arithmetic mean (if necessary, rounded upwards to the nearest whole multiple of 0.00001%) of the rates (expressed as percentages per year) for Eurodollar deposits having a three-month maturity that appear on Reuters Monitor Money Rates Page LIBO ("Reuters Page LIBO") as of 11:00 a.m. (London time) on that determination date;

     o if that rate does not appear on Reuters Page LIBO as of 11:00 a.m. (London time) on the related determination date, the calculation agent will request the principal London offices of four leading banks in the London interbank market to provide those banks' offered quotations (expressed as percentages per year) to prime banks in the London interbank market for Eurodollar deposits having a three-month maturity as of 11:00 a.m. (London time) on that determination date. If at least two of those quotations are provided, LIBOR will be the arithmetic mean (if necessary, rounded upwards to the nearest whole multiple of 0.00001%) of those quotations;

     o if fewer than two of those quotations are provided as requested in the bullet point immediately above, the calculation agent will request four major New York City banks to provide those banks' offered quotations (expressed as percentages per year) to leading European banks for loans in Eurodollars having a three-month maturity as of 11:00 a.m. (London time) on that determination date. If at least two of those quotations are provided, LIBOR will be the arithmetic mean (if necessary, rounded upwards to the nearest whole multiple of 0.00001%) of those quotations; and

     o if fewer than two of those quotations are provided as requested in the bullet point immediately above, LIBOR will be LIBOR as determined on the previous determination date.

     If the rate for Eurodollar deposits having a three-month maturity that initially appears on Telerate Page 3750 or Reuters Page LIBO, as the case may be, as of 11:00 a.m. (London time) on the related determination date is superseded on Telerate Page 3750 or Reuters Page LIBO, as the case may be, by a corrected rate before 12:00 noon (London time) on that determination date, the corrected rate as so substituted on the applicable page will be the applicable LIBOR for that determination date.

     Absent manifest error, the calculation agent's determination of LIBOR and its calculation of the applicable interest rate for each interest period will be final and binding. You may obtain the interest rates for the current and preceding interest periods by writing or calling the Corporate Trust Department of the calculation agent at The Chase Manhattan Bank, 450 West 33rd Street, 15th Floor, New York, New York 10001 (telephone 1-800-275-2048).

     In no event shall the interest rate on the Notes at any time exceed the maximum rate permitted under applicable law.

Redemption

     The Notes will be redeemable in whole or in part at our option on any interest payment date beginning August 1, 2000 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon to the date of redemption. We will mail notice of any redemption at least 15 days but no more than 30 days before the redemption date to each holder of

Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes, or portions thereof, called for redemption.

Subordination

     The Notes will be our direct, unsecured obligations and will be subordinate to all of our Senior Indebtedness, as described on page 9 of the accompanying prospectus under "Description of Debt Securities -- Subordination of Subordinated Securities". In certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the Notes will also be subordinate to all Additional Senior Obligations, as described on pages 10-11 of the accompanying prospectus under "Description of Debt Securities -- Subordination of Subordinated Securities". The Subordinated Indenture does not limit or prohibit us from incurring Senior Indebtedness or Additional Senior Obligations. As of December 31, 1999, we had outstanding approximately $1.347 billion (which includes discount) of Senior Indebtedness and no Additional Senior Obligations.

     For a description of the terms of a limitation on the right of acceleration of the Notes, see pages 11-13 of the accompanying prospectus under "Description of Debt Securities--Events of Default; Limited Rights of Acceleration for Subordinated Securities".

                               Book-Entry System

     The Notes initially will be represented by one or more book-entry securities deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The term "depositary" refers to DTC or any successor depositary. The Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. Except in the limited circumstances as described on pages 7-8 of the accompanying prospectus under "Description of Debt Securities -- Book-Entry Securities", owners of beneficial interests in the book-entry securities will not be entitled to have Notes represented by such book-entry securities registered in their names, will not receive or be entitled to the physical delivery of such Notes in definitive form, and will not be considered the owners or holders thereof under the Subordinated Indenture.

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and created to hold securities of persons who have accounts with DTC and to facilitate the clearance and settlement of participants. Such system eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     For additional information regarding the book-entry securities, see pages 7-8 of the accompanying prospectus under "Description of Debt Securities -- Book-Entry Securities".

Same-Day Settlement and Payment

     Settlement for the Notes will be made in immediately available funds. We will make all payments of principal and interest in immediately available funds. The Notes will trade in the depositary's Same-Day Funds Settlement System until maturity, and therefore the depositary will require secondary trading activity to be settled in immediately available funds.

                                  UNDERWRITING

     We are selling the Notes to the underwriters named below pursuant to an underwriting agreement dated March 22, 2000. Subject to certain conditions, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth in the following table:


                                                         Principal Amount
Underwriters                                                of Notes
------------                                             ----------------
Lehman Brothers Inc. ...................................  $150,000,000
Wachovia Securities, Inc. ..............................   150,000,000
                                                          ------------
               Total....................................  $300,000,000
                                                          ============

     Under the terms and conditions of the underwriting agreement, if the underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

     The underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

     The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of any trading market for the Notes.

     In connection with the offering of the Notes, the underwriters may, to the extent permitted by applicable law, engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the underwriters may bid for and purchase Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     In the ordinary course of business certain of the underwriters and their affiliates have engaged and may in the future engage in various other banking and financial services for and commercial transactions with Wachovia and its affiliates

     Wachovia Securities, Inc. will participate in the underwriting arrangements for the offering of the Notes. Accordingly, the offering will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding an NASD member firm's participating in distributing its affiliate's securities. NASD members participating in the offering of the Notes will not confirm sales to discretionary accounts.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments which the underwriters may be required to make in respect of such liabilities.

     It is expected that delivery of the Notes will be made against payment therefor on or about March 29, 2000, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

                                 LEGAL MATTERS

     The validity of the Notes, as well as certain other legal matters, will be passed upon for Wachovia by Kenneth W. McAllister, Esq., Senior Executive Vice President and General Counsel of Wachovia. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. As to matters of New York law, Mr. McAllister will rely on the opinion of Simpson Thacher & Bartlett.

================================================================================


                                  $300,000,000


                               [LOGO OF WACHOVIA]


                              Wachovia Corporation



                Subordinated Floating Rate Notes due May 2, 2005


                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------




                                Lehman Brothers

                           Wachovia Securities, Inc.





                                 March 22, 2000

================================================================================